NETTAXI RESPONDS TO LAWSUIT

CAMPBELL, Calif., May 11, 2001 - Nettaxi.com (OTC BB: NTXY), a community and portal Web site, said that allegations in a lawsuit filed against the company are completely without merit.

On May 1, 2001 seven shareholders of the company filed a lawsuit against Nettaxi in the United States District Court for the Central District of California (Case No. SACV 01-459 AHS). The complaint also names Robert Rositano, Jr. Nettaxi's Chief Executive Officer, Dean Rositano, Nettaxi's President, and Glenn Goelz, Nettaxi's former Chief Financial Officer, as additional defendants. Due to factual misrepresentations in the complaint, Nettaxi anticipates that an amended complaint will be filed.

The complaint alleges that the company violated securities laws in connection with its February 2000 private placement. Only three of the seven plaintiffs actually purchased shares of Nettaxi common stock in the February 2000 private placement. Prior to filing the complaint, the plaintiffs demanded the refund of all of the money invested in Nettaxi and demanded that the exercise price of the warrants issued in the private placement be reduced from $4.00 to $0.25 per share. Additionally, prior to filing the complaint, Nettaxi was asked to invest capital in a company affiliated with one of the plaintiffs. In the complaint, the plaintiffs are seeking compensatory damages, injunctive relief and fees and interest.

"We believe the allegations made in the complaint are completely without merit and that the lawsuit reflects shareholder frustration with the recent downturn in the stock market," said Robert Rositano, Jr.. "The company plans to defend the action vigorously," he said.

ABOUT  NETTAXI.COM

Nettaxi.com is an Internet portal with a range of services and content. Nettaxi offers members access to broadband content featuring sports, movie clips, movie trailers and other forms of entertainment. Nettaxi's homepage provides access to news, shopping, games, entertainment, sports, financial, computer, educational, political and travel information. Nettaxi also provides services such as free e-mail, personal home pages, premium web hosting, chat and message boards. Nettaxi is found on the Web at www.nettaxi.com.
                                               ---------------

SAFE  HARBOR  STATEMENT

The matters discussed in this news release include forward-looking statements such as statements relating to our ability to successfully defend litigation, which are subject to various risks, uncertainties, and other factors that could cause actual results to vary materially from the results anticipated in such forward-looking statements. Such risks and uncertainties include, but are not limited to, the possibility that our efforts in defending the litigation may not be successful. These and other risks are detailed from time to time in our filings with the Securities and Exchange Commission and represent our judgment as of the date of this release. We disclaim any intent or obligation to update these forward-looking statements.


                                      # # #